Exhibit 99.1

The #1 Airborne Healthcare Company

Air Methods Receives NASDAQ Notice of Non-Compliance
NASDAQ Notice of Non-Compliance was Anticipated by the Company as a Result of the Lease Accounting Issue

DENVER, CO., November 16, 2011 – Air Methods Corporation (Nasdaq: AIRM) announced today that on November 11, 2011, the Company received a letter from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1). The Company anticipated receiving such letter because, as previously disclosed, the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) for the quarter ended September 30, 2011, which was filed on November 9, 2011 with the Securities and Exchange Commission (the “SEC”) had not been reviewed by an independent public accountant in accordance with Statement of Auditing Standards No. 100, Interim Financial Information (“SAS 100”), thereby causing the Form 10-Q to be untimely filed with the SEC. As previously disclosed, the Company is awaiting a response from the SEC regarding the appropriate GAAP interpretation of ASC 840-10-25-14, which may impact the Company’s presentation for aircraft leases.

The Nasdaq letter further states that the Company has 60 calendar days to submit a plan to regain compliance with the Nasdaq Listing Rules. If Nasdaq accepts the Company’s plan, then Nasdaq can grant up to 180 calendar days to the Company to regain compliance. The Company expects to regain compliance with the Nasdaq Listing Rules prior to the date on which it would need to submit a plan to regain compliance with the Nasdaq Listing Rules. The Company is issuing this press release to satisfy its obligations under Nasdaq Listing Rule 5810(b).

Air Methods Corporation (www.airmethods.com) is a leader in emergency aeromedical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. Products Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, include, without limitation, the timing for the Company to regain compliance with the Nasdaq listing rules, statements regarding the timing and anticipated response of the SEC as to the lease accounting issue referenced herein, and the impact of such lease accounting issue on the Company’s financial statements.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, review of the Company’s financial statements by an independent registered public accounting firm; the possibility of a restatement or revision of the Company’s financial statements, the Company’s ability to regain compliance with Nasdaq listing rules and other matters set forth in the Company’s filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.